Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES 2005 EARNINGS GUIDANCE AND

2004 FOURTH QUARTER EARNINGS ESTIMATE

January 13, 2005 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced earnings guidance for 2005 of $1.30 – $1.60 per diluted share. Also, TETRA estimated that its fourth quarter 2004 earnings, which will be reported after its normal full-year audit is completed in late February, should approximate $0.25 per share, fully diluted. Fourth quarter 2003 earnings per share were $0.18 and third quarter 2004 earnings were $0.22 per share, as reported. Due to the early estimate date, all financial data is preliminary, especially those items coming from international operations. Additionally, Maritech’s earnings are still subject to a review of information to be received from our external reservoir engineers. The external auditors have not yet commenced their year-end audit procedures. All financial data in this release is in U.S. dollars and per share amounts are fully diluted.

Geoffrey M. Hertel, Chief Executive Officer, stated, “The improved fourth quarter earnings were very gratifying, especially when considering the extremely slow start we experienced in October and November. Early in the fourth quarter we were consumed with the integration issues associated with the three largest acquisitions in our history (all of which closed in the third quarter) and Sarbanes-Oxley 404 compliance activities. While the direct out-of-pocket costs associated with these activities was significant, the real impact was manifested in the temporary removal of operating personnel from their normal revenue generating activities. By December, most of these issues had been dealt with. Approximately 40% of fourth quarter revenues and well over half of fourth quarter earnings were generated in historically “holiday affected” December. This should bode very well for 2005.

“Estimated divisional pretax earnings from continuing operations in the fourth quarter of 2004 versus the actual results in the fourth quarter of 2003 and the third quarter of 2004 were: Fluids – $4,700,000 in 4Q 2004, $2,949,000 in 4Q 2003 and $3,187,000 in 3Q 2004; Well Abandonment & Decommissioning – $5,400,000 in 4Q 2004, $4,173,000 in 4Q 2003 and $5,652,000 in 3Q 2004; and, Production Enhancement – $4,500,000 in 4Q 2004, $1,881,000 in 4Q 2003 and $3,047,000 in 3Q 2004.

“We have budgeted for a record year in 2005. We believe that improving markets, our 2004 acquisitions and the absence of several unique items which occurred in 2004 should all combine to enhance 2005.

“Our earnings guidance is integral to and predicated upon a number of 2005 assumptions, all of which are outside of our control. Some of the assumptions are:

1) An average Gulf of Mexico (GOM) rig count (Baker Hughes) of 95, up 1.1% from the 2004 average level of 94. The current reported rig count is 101.

2) An average U.S. natural gas rig count (Baker Hughes) of 1,072, up 4.6% from the 2004 average level of 1,025. The current reported rig count is 1,063.

3) An international rig count of 868, up 3.8% from the 2004 average level of 836. The current reported rig count is 869.

4) Domestic exploration and production expenditures up 10 – 15%.

5) Average U.S. natural gas prices of $5.50/MCF, down 5.7% from the 2004 average price of $5.83/MCF. The current price is about $6.00/MCF.

6) Average West Texas Intermediate Oil price of $34.00/barrel, down 13.5% from the 2004 average price of $39.30/barrel. The current price is about $45.00/barrel.

7) TETRA floating interest rate on debt of approximately 4.7%. The current rate is 3.7%.

“Given the above assumptions, as well as others, the following tables reflect our 2005 guidance range:

DIVISIONAL ESTIMATES
($ millions)
	Fluids	Well Abandonment & Decommissioning	Production Enhancement
Revenues	$200.0 – 210.0	$165.0 – 180.0	$105.0 – 110.0
Gross Margin	$40.6 – 45.2	$44.8 – 51.1	$41.0 – 44.0
Profit Before Tax (PBT)	$22.0 – 26.6	$27.2 – 33.5	$26.0 – 29.0
Cash CapEx (A)	$7.9	$18.4	$29.5
DD&A (B)	$9.1	$24.4	$12.7

(A) Excludes $0.7 million Corporate

(B) Excludes $0.7 million Corporate

CORPORATE ESTIMATE
($ millions, except per share amounts)
	TETRA Earnings Guidance Range
Operating Profit (Divisional PBT)	$75.2	$89.1
Corporate Overhead	(19.5)	(22.7)
Interest	(6.5)	(6.0)
TETRA Income Before Taxes and Discontinued Operations	49.2	60.4
Provision for Income Taxes (34.5%)	(17.0)	(20.8)
Income Before Discontinued Operations	$32.2	$39.6
Shares Outstanding	24.7	24.7
Per Share Earnings	$1.30	$1.60

“Corporate Overhead includes over $1.8 million ($0.05 per share, fully diluted, after tax) of compensation costs associated with the vesting of outstanding stock options for GAAP reporting purposes. We will comply with this requirement when it is mandated (reportedly July 1, 2005).

“Many of our business segments are affected by seasonal factors. Therefore, for 2005, we anticipate that earnings levels for both the second and third quarters should more than double first quarter earnings. Fourth quarter earnings should exceed first quarter levels, but should be less than second or third quarter profits.

“In 2005, the Fluids Division will experience a full year of operations from the acquired Kemira calcium chloride assets (renamed and abbreviated as TCE). The anticipated $200 – $210 million of revenues in 2005 for this division will correspond to approximately $153 million of revenues estimated for 2004. The estimated profit range before tax (PBT) for 2005 of $22.0 – $26.6 million corresponds to the estimated $15.9 million generated in 2004. The largest markets for our completion fluids are the GOM and the North Sea. In 2004, both of these markets experienced declining activity. In 2005, our budget is based on these markets either stagnating or only growing slightly. Given current activity (GOM currently up 7.4% versus 2004 average rig count), these assumptions may prove conservative.

“In 2005, the Well Abandonment and Decommissioning (WA&D) Division revenue guidance range is $165 – $180 million, up from the estimated $134 million in revenues in 2004. The guidance range earnings (PBT) of $27.2 – $33.5 million corresponds to the estimated $17.1 million earned in 2004. Four factors lead us to believe that the 2005 estimates are attainable. First, the preponderance of recent large property sales in the GOM have now been closed. These sales were weighted toward older and/or marginally economic properties. We anticipate that many of these properties will be plugged and abandoned in 2005 through 2007, which should increase the GOM market for our services. Secondly, the TETRA Arapaho derrick barge, which we acquired in September of 2004, is not only synergistic to our existing WA&D activities but generates additional third party decommissioning work. Thirdly, property acquisitions and associated turn-key contracts generated by our Maritech subsidiary in 2004, created $72.6 million of new gross abandonment and decommissioning opportunities. Some of this work will be accomplished in 2005 by our WA&D Division. Finally, our Inland Water business is expected to generate profits in 2005 due to changes, initiated in late 2003 and continuing into the third quarter of 2004, to its method of operations. While this segment lost money in 2004 overall, it was solidly profitable in the fourth quarter.

“In 2005, the Production Enhancement Division (previously called Testing & Services) guidance range is $105 – $110 million in revenues and $26.0 – $29.0 million in divisional earnings (PBT). This corresponds to the estimated $65.4 million in revenues and $11.2 million in earnings (PBT) generated in 2004. A number of factors contribute to these anticipated increases. The largest of these factors is the Compressco acquisition. Also, the production testing portion of this Division was adversely affected by two unique situations in 2004. First, what should have been its largest domestic customer experienced a dramatic reserve write-down early in the year and dramatically curtailed drilling activity. TETRA has redeployed much of this equipment into a strengthening market for 2005. Secondly, it took much of 2004 to initiate activity under contracts with our largest international customer. As a result, our business with that customer suffered through much of 2004. We should be operating under these contracts for most of 2005.

“TETRA enters 2005 experiencing improved markets, benefiting from certain operational changes accomplished during 2004 and enjoying the profits and synergies generated from our 2004 acquisitions. We believe our growth expectations for 2005 are based on conservative assumptions. Our guidance does not include any acquisition assumptions, even though we have a stated goal of internal and external expansion. We are proud of our past and excited by our future,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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